Ex 10.7(i)

[Letterhead of Clearwater Paper Corporation]
[Date]
[Optionee name]
[Optionee address]
Re: Amendment to Outstanding Stock Option Agreement
Dear _________:
You are receiving this letter because you have outstanding stock options granted under the Clearwater Paper Corporation 2008 Stock Incentive Plan, also known as our Long-Term Incentive Plan (the “Plan”). This letter describes amendments to your outstanding stock options that were recently approved by the Compensation Committee of Clearwater Paper’s Board of Directors (the “Committee”).
The Committee has approved an amendment to the definition of “Retirement” in Section 1 (g) of your outstanding Stock Option Agreement. The amended version of the definition of “Retirement” reads as follows:
(g)     “Retirement” means the Employee’s termination of Service on or after the earlier of his or her (A) attainment of age 65 or (B) attainment of age 55 and completion of 10 years of Service.
Additionally, to provide greater flexibility to exercise your stock options, the Committee has approved an amendment to Section 6 (“Manner of Exercise”) of your Stock Option Agreement. The amended version of Section 6 reads as follows:
6.    Manner of Exercise. Employee, or Employee’s representative, may exercise any portion of this Option that has become vested under Section 3 of this Agreement by giving notice in a manner approved by the Committee, specifying the election to exercise the Option, the number of Shares for which it is being exercised and the method of payment for the amount of the Purchase Price of the Shares for which this Option is exercised. Such payment shall be made:
(a)    In United States dollars delivered at the time of exercise; or
(b)    If the Committee has established a broker-assisted cashless exercise program, payment may be made all or in part by delivery (in a manner approved by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Corporation in payment of the Purchase Price.
The notice shall be provided by the person or persons exercising this Option, and in the event this Option is being exercised by the representative of Employee, shall be accompanied by proof satisfactory to the Corporation of the right of the representative to exercise the Option. No Share shall be issued until full payment has been made. The Corporation may permit such other payment forms as it deems appropriate (including the surrender of Shares in good form for transfer, owned by the person exercising this Option and having an aggregate fair market value on the date of exercise equal to the Purchase Price), subject to applicable laws, regulations and rules. Notwithstanding anything to the contrary contained herein, the exercise of the Option shall be subject to the terms of the Corporation’s Insider Trading Policy.
The purpose of this letter is simply to inform you of these amendments to your Stock Option Agreement. If you have any questions regarding these amendments, please contact ________________ at ______________.
Sincerely,
[Name]